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                                                                      EXHIBIT 12

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  (IN THOUSANDS OF DOLLARS, EXCEPT FOR RATIOS)


                                                                 2000           1999           1998           1997           1996
                                                               --------       --------       --------       --------       --------
Loss from continuing operations before income tax benefit      $(19,060)      $ (2,403)      $ (5,798)      $ (5,698)      $ (5,713)

Add Fixed Charges:
       Interest expense                                          14,086         11,712          1,649          1,693          2,036
       Amortization of financing costs                              900            620            113            175            127
                                                               --------       --------       --------       --------       --------
                        Total income (loss) as defined         $ (4,074)      $  9,929       $ (4,036)      $ (3,830)      $ (3,550)
                                                               ========       ========       ========       ========       ========

Fixed Charges:
       Interest expense                                        $ 14,086       $ 11,712       $  1,649       $  1,693       $  2,036
       Capitalized interest                                          --            203             59              9             --
       Amortization of financing costs                              900            620            113            175            127
                                                               --------       --------       --------       --------       --------
                        Total fixed charges                    $ 14,986       $ 12,535       $  1,821       $  1,877       $  2,163
                                                               ========       ========       ========       ========       ========
Ratio of earnings to fixed charges                                (0.27)          0.79          (2.22)         (2.04)         (1.64)


Additional income required to meet a 1.0 ratio:                $ 19,060       $  2,606       $  5,857       $  5,707       $  5,713
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